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EXHIBIT 1.2

FORM OF SELECTED DEALER AGREEMENT

Ladies and Gentlemen:

        Dividend Capital Securities LLC, as the dealer manager ("Dealer Manager") for Dividend Capital Trust Inc. (the "Company"), a Maryland corporation which will be taxed as a real estate investment trust, invites you (the "Dealer") to participate in the distribution of shares of common stock ("Shares") of the Company subject to the following terms:

        I.     Dealer Manager Agreement

        The Dealer Manager has entered into an Amended and Restated Dealer Manager Agreement (the "Dealer Management Agreement") with the Company dated            , 2005, in the form attached hereto as Exhibit "A." By your acceptance of this Agreement, you will become one of the Dealers referred to in such Agreement between the Company and the Dealer Manager and will be entitled and subject to the indemnification provisions contained in such Agreement, including the provisions of Section 4 of such Agreement wherein the Dealers severally agree to indemnify and hold harmless the Company, the Dealer Manager and each officer and director thereof, and each person, if any, who controls the Company or the Dealer Manager within the meaning of the Securities Act of 1933, as amended. Except as otherwise specifically stated herein, all terms used in this Agreement have the meanings provided in the Dealer Manager Agreement. The Shares are to be offered solely through broker-dealers who are members of the National Association of Securities Dealers, Inc. (the "NASD").

        The Dealer hereby agrees to use its best efforts to sell the Shares for cash on the terms and conditions stated in the Prospectus and the applicable Prospectus Supplement. Nothing in this Agreement shall be deemed or construed to make the Dealer an employee, agent, representative or partner of the Dealer Manager or of the Company, and the Dealer is not authorized to act for the Dealer Manager or the Company or to make any representations on their behalf except as set forth in the Prospectus, the applicable Prospectus Supplement and such other printed information furnished to Dealer by the Dealer Manager or the Company to supplement the Prospectus ("supplemental information").

        The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement, including a prospectus (the "Prospectus"), for the registration of the offering of the Shares under the Securities Act of 1933, as amended (the "Securities Act"). Such registration statement has been declared effective by the Commission. The offering of the Shares has also been qualified in all fifty states of the United States, Puerto Rico and the District of Columbia. The Dealer Manager will provide the Dealer as many copies of the Prospectus and the applicable Prospectus Supplement as the Dealer may from time to time reasonably request.

        II.    Submission of Orders

        Those persons who purchase Shares will be instructed by the Dealer to make their checks payable to "Dividend Capital Trust Inc." Any Dealer receiving a check not conforming to the foregoing instructions shall return such check directly to such subscriber not later than the end of the next business day following its receipt. Checks received by the Dealer which conform to the foregoing instructions shall be transmitted for deposit pursuant to one of the methods in this Article II. Transmittal of received investor funds will be made in accordance with the following procedures:

        Where, pursuant to the Dealer's internal supervisory procedures, internal supervisory review is conducted at the same location at which subscription documents and checks are received from subscribers, checks will be transmitted in care of the Dealer Manager by the end of the next business day following receipt by the Dealer for deposit to Dividend Capital Trust Inc.

        Where, pursuant to the Dealer's internal supervisory procedures, final and internal supervisory review is conducted at a different location, checks will be transmitted by the end of the next business day following receipt by the Dealer to the office of the Dealer conducting such final internal supervisory review (the "Final Review Office"). The Final Review Office will in turn, by the end of the next business day following receipt by the Final Review Office, transmit such checks for deposit to Dividend Capital Trust Inc.

        III.  Pricing

        Shares shall be offered to the public at the offering price per Share set forth in the applicable Prospectus Supplement payable in cash. Except as otherwise indicated in the Prospectus, the applicable Prospectus Supplement or in any letter or memorandum sent to the Dealer by the Company or the Dealer Manager, a minimum initial purchase of 200 Shares is required. Except as otherwise indicated in the Prospectus or the applicable Prospectus Supplement, additional investments may be made in cash in minimal increments of at least 10 Shares. The Shares are nonassessable. The Dealer hereby agrees to place any order for the full purchase price.

        IV.   Dealers' Commissions

        Except for discounts described in or as otherwise provided in the "Plan of Distribution" sections of the Prospectus and the applicable Prospectus Supplement, the Dealer's selling commission applicable to the total public offering price of Shares sold by Dealer which it is authorized to sell hereunder is 6.0% (or 7.0% where the purchaser elects to pay a deferred commission) of the gross proceeds of Shares sold by it and accepted and confirmed by the Company, which commission will be paid by the Dealer Manager. For these purposes, a "sale of Shares" shall occur if and only if a transaction has closed with a securities purchaser pursuant to all applicable offering and subscription documents and the Company has thereafter distributed the commission to the Dealer Manager in connection with such transaction. The Dealer hereby waives any and all rights to receive payment of commissions due until such time as the Dealer Manager is in receipt of the commission from the Company. The Dealer affirms that the Dealer Manager's liability for commissions payable is limited solely to the proceeds of commissions receivable associated therewith. In addition, as set forth in the Prospectus and the applicable Prospectus Supplement, the Dealer Manager may reallow out of its dealer manager fee certain marketing expense and/or due diligence expense reimbursements based on the gross proceeds of Shares sold by Dealers participating in the offering of Shares and such factors as the number of Shares sold by such participating Dealer, the assistance of such participating Dealer in marketing the offering of Shares, and bona fide expenses incurred.

        The parties hereby agree that the foregoing commission is not in excess of the usual and customary distributors' or sellers' commission received in the sale of securities similar to the Shares, that the Dealer's interest in the offering is limited to such commission from the Dealer Manager and the Dealer's indemnity referred to in Section 4 of the Dealer Manager Agreement, and that the Company is not liable or responsible for the direct payment of such commission to the Dealer.

        V.     Payment

        Payments of selling commissions will be made by the Dealer Manager (or by the Company as provided in the Dealer Manager Agreement) to the Dealer within 30 days of the receipt by the Dealer Manager of the gross commission payments from the Company.

        VI.  Right to Reject Orders or Cancel Sales

        All orders, whether initial or additional, are subject to acceptance by and shall only become effective upon confirmation by the Company, which reserves the right to reject any order. Orders not accompanied by a Subscription Agreement and Signature Page and the required check in payment for the Shares may be rejected. Issuance and delivery of the Shares will be made only after actual receipt of payment therefor. If any check is not paid upon presentment, or if the Company is not in actual receipt of clearinghouse funds or cash, certified or cashier's check or the equivalent in payment for the

Shares within 15 days of sale, the Company reserves the right to cancel the sale without notice. In the event an order is rejected, canceled or rescinded for any reason, the Dealer agrees to return to the Dealer Manager any commission theretofore paid with respect to such order.

        VII.   Prospectus and Supplemental Information

        Dealer is not authorized or permitted to give and will not give, any information or make any representation concerning the Shares except as set forth in the Prospectus, the applicable Prospectus Supplement and any additional sales literature which has been approved in advance in writing by the Dealer Manager ("Supplemental Information"). The Dealer Manager will supply Dealer with reasonable quantities of the Prospectus, any supplements thereto and any amended Prospectus, as well as any Supplemental Information, for delivery to investors, and Dealer will deliver a copy of the Prospectus and all supplements thereto and any amended Prospectus to each investor to whom an offer is made prior to or simultaneously with the first solicitation of an offer to sell the Shares to an investor. The Dealer agrees that it will not send or give any supplement to the Prospectus or any Supplemental Information to an investor unless it has previously sent or given a Prospectus and all previous supplements thereto and any amended Prospectus to that investor or has simultaneously sent or given a Prospectus and all previous supplements thereto and any amended Prospectus with such supplement to the Prospectus or Supplemental information. The Dealer agrees that it will not show or give to any investor or prospective investor or reproduce any material or writing which is supplied to it by the Dealer Manager and marked "dealer only" or otherwise bearing a legend denoting that it is not to be used in connection with the sale of Shares to members of the public. Dealer agrees that it will not use in connection with the offer or sale of Shares any material or writing which relates to another company supplied to it by the Company or the Dealer Manager bearing a legend which states that such material may not be used in connection with the offer or sale of any securities other than the company to which it relates. The Dealer further agrees that it will not use in connection with the offer or sale of Shares any materials or writings which have not been previously approved by the Dealer Manager in writing. The Dealer agrees, if the Dealer Manager so requests, to furnish a copy of any revised preliminary Prospectus to each person to whom it has furnished a copy of any previous preliminary Prospectus, and further agrees that it will itself mail or otherwise deliver all preliminary and final Prospectuses required for compliance with the provisions of Rule 15c2-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Regardless of the termination of this Agreement, the Dealer will deliver a Prospectus in transactions in the Shares for a period of 90 days from the effective date of the Registration Statement or such longer period as may be required by the Exchange Act. On becoming a Dealer, and in offering and selling Shares, the Dealer agrees to comply with all the applicable requirements under the Securities Act, and the Exchange Act. Notwithstanding the termination of this Agreement or the payment of any amount to the Dealer, the Dealer agrees to pay the Dealer's proportionate share of any claim, demand or liability asserted against the Dealer and the other Dealers on the basis that such Dealers or any of them constitute an association, unincorporated business or other separate entity, including in each case such Dealer's proportionate share of any expenses incurred in defending against any such claim, demand or liability.

        VIII.   License and Association Membership

        The Dealer's acceptance of this Agreement constitutes a representation to the Company and the Dealer Manager that the Dealer is a properly registered or licensed broker-dealer, duly authorized to sell Shares under Federal and state securities laws and regulations and in all states where it offers or sells Shares, and that it is a member in good standing of the NASD. This Agreement shall automatically terminate if the Dealer ceases to be a member in good standing of the NASD. The Dealer agrees to notify the Dealer Manager immediately if the Dealer ceases to be a member in good standing of the NASD. The Dealer Manager also hereby agrees to abide by the Rules of Fair Practice of the NASD and to comply with Rules 2730, 2740, 2420, 2440 and 2750 of the NASD Conduct Rules.

        IX.  Limitation of Offer

        The Dealer will offer Shares only to persons who meet the financial qualifications set forth in the Prospectus, the applicable Prospectus Supplement or in any suitability letter or memorandum sent to it by the Company or the Dealer Manager and will only make offers to persons in the states in which it is advised in writing by the Dealer Manager that the Shares are qualified for sale or that such qualification is not required. In offering Shares, the Dealer will comply with the provisions of the Rules of Fair Practice set forth in the NASD Manual, as well as all other applicable rules and regulations relating to suitability of investors, including without limitation, the provisions of Article III.C of the Statement of Policy Regarding Real Estate Investment Trusts of the North American Securities Administrators Association, Inc.

        X.    Termination

        The Dealer will suspend or terminate its offer and sale of Shares upon the request of the Company or the Dealer Manager at any time and will resume its offer and sale of Shares hereunder upon subsequent request of the Company or the Dealer Manager. Any party may terminate this Agreement by written notice. Such termination shall be effective 48 hours after the mailing of such notice. This Agreement is the entire agreement of the parties and supersedes all prior agreements, if any, between the parties hereto.

        This Agreement may be amended at any time by the Dealer Manager by written notice to the Dealer, and any such amendment shall be deemed accepted by the Dealer upon placing an order for sale of Shares after the Dealer has received such notice.

        XI.  Notice

        All notices will be in writing and will be duly given to the Dealer Manager when mailed to 518 17th Street, 12th Floor, Denver, Colorado 80202, and to the Dealer when mailed to the address specified by the Dealer herein.

        XII.   Attorney's Fees and Applicable Law

        In any action to enforce the provisions of this Agreement or to secure damages for its breach, the prevailing party shall recover its costs and reasonable attorney's fees. This Agreement shall be construed under the laws of the State of Colorado and shall take effect when signed by the Dealer and countersigned by the Dealer Manager.

THE DEALER MANAGER:
DIVIDEND CAPITAL SECURITIES LLC
Charles Murray Managing Principal

        We have read the foregoing Agreement and we hereby accept and agree to the terms and conditions therein set forth. We hereby represent that the list below of jurisdictions in which we are registered or licensed as a broker or dealer and are fully authorized to sell securities is true and correct, and we agree to advise you of any change in such list during the term of this Agreement.

1.
IDENTITY OF DEALER:
Company Name:

Type of entity:
(Corporation, Partnership or Proprietorship)
Organized in the State of:

Licensed as broker-dealer all States: Yes ☐ No ☐
If no, list all States licensed as broker-dealer:

Tax ID #:

2.
Person to receive notices delivered pursuant to the Selected Dealer Agreement.
Name:

Company:

Address:

City, State and Zip:

Telephone:

Fax:

AGREED TO AND ACCEPTED BY THE DEALER:
(Dealer's Firm Name)
By:	Signature
Name:

Title:

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FORM OF SELECTED DEALER AGREEMENT